Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

The Travelers Series Trust:

We consent to the incorporation by reference, in this Registration Statement on Form N-14, of our report dated February 18, 2005, on the statement of assets and liabilities, including the schedule of investments, of Social Awareness Stock Portfolio (“Fund”) of The Travelers Series Trust as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Representations and Warranties” in the Combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14.

KPMG LLP

New York, New York

April 29, 2005

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Travelers Series Fund Inc.:

We consent in this registration statement to the references to our firm under the headings “Additional Information About the Fund and Trust” in the Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 29, 2005